Exhibit 99.1

NEWS RELEASE

For Immediate Release

November 14, 2005

INTEREP REPORTS IMPROVED THIRD QUARTER 2005 FINANCIAL RESULTS

NEW YORK—Interep National Radio Sales, Inc. (“Interep”) (OTC BB: IREP), the largest independent sales and marketing company specializing in radio and the Internet, today announced its third quarter financial results.

Commission revenue increased $1.6 million, or 8.5%, to $20.1 million for the quarter ended September 30, 2005, from $18.5 million for the same period last year. Commission revenues for the first nine months of 2005 increased to $59.3 million from $56.1 million for the first nine months of 2004, or approximately 5.7%. These increases reflected the improvement in national spending for advertising at the company’s client stations during the period.

Ralph Guild, Interep’s Chairman and CEO, said, “We are very pleased to report our third consecutive quarter of improved commission revenue. While the fourth quarter will be more challenging with the recent loss of Radio One, we have already replaced approximately 50% of that revenue by signing on new clients. We have also expanded into Hispanic television representation with the recent opening of Azteca America Television Sales, representing Azteca America television station affiliates. We remain focused on growing our revenue base, while managing our costs to reflect our current business needs. We continue to streamline operations to improve shareholder value.”

“At this point, it appears that national radio in fourth quarter is sluggish with some pockets of strength. Major categories showing the strongest growth in the fourth quarter include foreign auto, broadcast television, electronics, insurance and movies.”

For the third quarter 2005, net income applicable to common shareholders was $0.5 million as compared to $9.7 million for the comparable period last year. This decrease of $9.2 million was primarily attributable to the fact that the contract termination revenue we recorded in the third quarter of 2004 was far greater than that recorded during the third quarter of 2005. Income per share applicable to common shareholders for the third quarter 2005 was $0.04 as compared to the comparable period last year of $0.89. For the first nine months of 2005, net income applicable to common shareholders was $0.6 million as compared to a net loss applicable to common shareholders of $5.6 million for the comparable period last year. This was a positive change of $6.2 million for the first nine months. Income per share applicable to common shareholders for the first nine months of 2005 was $0.05 as compared to loss per share for the comparable period last year of $0.53.

Selling, general and administrative (“SG&A”) expenses decreased to $18.1 million for the third quarter 2005, from $19.5 million for the same period last year. SG&A for the first nine months of 2005 decreased to $54.1 million from $57.6 million for the same period last year. Significant reductions in compensation costs, the elimination of special sales promotions and the non-recurrence of certain 2004 litigation expenses all contributed to these decreases, which were offset in part by costs associated with the 2005 severance programs amounting to $0.7 million for the quarter and $2.6 million year to date.

Operating income before depreciation and amortization decreased $9.9 million to $8.0 million for the third quarter 2005 as compared to $17.9 million for the same period last year. Included in operating income before depreciation and amortization in the third quarter 2005 was $5.9 million of contract termination revenue as compared to $18.8 million in the same period of 2004. Operating income before depreciation and amortization improved $6.0 million to $24.5 million for the first nine months of 2005 as compared to $18.5 million for the same period last year. Included in operating income before depreciation and amortization in the first nine months of 2005 was $19.4 million of contract termination revenue as compared to $20.0 million in the same period of 2004. The presentation of Interep’s historical financial performance reflects the adoption by the SEC of Regulation G and related guidance affecting the use and disclosure of non-GAAP financial measures. As a consequence, Interep no longer refers to “Operating Income before Depreciation and Amortization” as “EBITDA.” Operating income before depreciation and amortization is a non-GAAP financial measure that Interep believes is useful in evaluating its performance.

“We intend to continue streamlining operating costs in 2005 in areas which will not affect our ability to generate revenue for our clients. Third quarter revenue was strong as compared to the same period last year, however, fourth quarter pacing indicates a slow down in ad spending,” said Bill McEntee, Senior Vice President and Chief Financial Officer.

He added: “At September 30, 2005, we had $2.5 million of cash and $6.5 million available under our revolving credit facility. Our liquidity has improved significantly with the availability of contract termination receipts. We believe we will continue to have adequate liquidity for our foreseeable needs.”

ABOUT INTEREP:

Interep (OTCBB: IREP) is the nation’s largest independent advertising sales and marketing company specializing in radio, the Internet, television and complementary media, with offices in 17 cities. Interep is the parent company to the following radio representation firms: ABC Radio Sales, D&R Radio, Infinity Radio Sales, McGavren Guild Radio, SBS/Interep and Susquehanna Radio Sales. Interep is also parent to Azteca America Television Sales and Interep Interactive, including Winstar Interactive, the place for Internet brands. Interep divisions benefiting our clients and customers include our “unwired” Network Division; Interep Innovations, our business development division, including the Interep Marketing Group (IMG) and Promotion Marketing; The Event Shop; and Morrison and Abraham, a sales consulting firm. For more information, visit the company’s website at www.interep.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Interep’s recent filings with the Securities and Exchange Commission.

For more information, visit the company’s website at www.interep.com.

Contact:

Ralph Guild	(212) 916-0508
Bill McEntee	(561) 227-0601
Tracey Karm	(561) 227-0673

INTEREP NATIONAL RADIO SALES, INC.

SUMMARY OPERATING DATA

(dollars in thousands)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2005	2004	2005	2004
Revenue:
Commission revenue	$20,135	$18,556	$59,300	$56,077
Contract termination	5,943	18,844	19,358	20,008

Total revenue	26,078	37,400	78,658	76,085
Selling expenses	15,422	15,964	45,711	46,614

General and administrative expenses	2,679	3,576	8,401	10,972

Operating income before depreciation and amortization	7,977	17,860	24,546	18,499
Depreciation and amortization	(4,838)	(4,829)	(15,897)	(15,045)

Operating income	3,139	13,031	8,649	3,454
Interest expense, net	(2,609)	(2,634)	(7,762)	(7,952)
Other income (expense) / tax provision	72	2	97	(190)

Income (loss) before cumulative change in accounting principle	602	10,399	984	(4,688)
Cumulative change in accounting principle	—	(598)	—	(598)

Net income (loss)	602	9,801	984	(5,286)
Preferred stock dividend	123	119	363	350

Net income (loss) applicable to common shareholders	$479	$9,682	$621	$(5,636)

Diluted income (loss) per share:
Before cumulative change in accounting principle	$0.05	$0.96	$0.08	$(0.44)
Cumulative change in accounting principle	—	(0.06)	—	(0.06)
Preferred stock dividend	(0.01)	(0.01)	(0.03)	(0.03)

E(L)PS - Fully diluted	$0.04	$0.89	$0.05	$(0.53)

Operating income (loss) before depreciation and amortization and contract termination revenue	$2,034	$(984)	$5,188	$(1,509)

Reconciliations of Operating Income before Depreciation and Amortization and

Operating Income (Loss) before Depreciation and Amortization and Contract Termination Revenue

(dollars in thousands)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2005	2004	2005	2004
Net income (loss) applicable to common shareholders	$479	$9,682	$621	$(5,636)
Add back:
Depreciation and amortization	4,838	4,829	15,897	15,045
Preferred stock dividend	123	119	363	350
Tax provision	38	35	179	227
Other income	(110)	(37)	(276)	(37)
Cumulative change in accounting principle	—	598	—	598
Interest expense, net	2,609	2,634	7,762	7,952

Operating income before depreciation and amortization	$7,977	$17,860	$24,546	$18,499
Deduct: Contract termination revenue	(5,943)	(18,844)	(19,358)	(20,008)

Operating income (loss) before depreciation and amortization and contract termination revenue	$2,034	$(984)	$5,188	$(1,509)